NEWS RELEASE ©2021 U. S. Steel. All Rights Reserved www.ussteel.com CONTACTS: John O. Ambler Vice President Corporate Communications T – (412) 433-2407 E – joambler@uss.com Kevin Lewis Vice President Investor Relations T – (412) 433-6935 E – klewis@uss.com FOR IMMEDIATE RELEASE United States Steel Corporation Announces Redemption of 6.875% Senior Notes Due 2025 PITTSBURGH, June 17, 2021 – United States Steel Corporation (NYSE: X) (the “company” or “U. S. Steel”) announced today that it issued a notice of redemption to redeem the entirety of its approximately $718 million aggregate principal amount of outstanding 6.875% Senior Notes due 2025 (the “Notes”). Pursuant to the terms of the Notes and the indenture governing the Notes, U. S. Steel expects the total payment to holders of the Notes including the principal and redemption premium to be approximately $730 million (reflecting a redemption price of 101.719% of the aggregate principal amount thereof in accordance with the terms of the Notes), plus accrued and unpaid interest to, but excluding, the redemption date of August 15, 2021. The Notes will be redeemed with cash on hand. “This is further confirmation of our commitment to strengthen our balance sheet,” said U. S. Steel President and Chief Executive Officer David B. Burritt. “Superior operating performance and our focus on unlocking value through the sale of non-core assets have afforded us the ability to take bold balance sheet actions and further improve U. S. Steel’s competitiveness.” This press release is for informational purposes only and is neither an offer to buy nor a solicitation to sell any of the Notes. The foregoing does not constitute a notice of redemption under the indenture governing the Notes and is qualified in its entirety by the redemption notice that will be distributed to the holders of the Notes. A notice of redemption setting forth the redemption procedures will be provided to registered holders of the Notes by The Depository Trust Company. ###

©2021 U. S. Steel. All Rights Reserved NEWS RELEASE www.ussteel.com 2021- 027 Founded in 1901, United States Steel Corporation is a leading steel producer. Together with its subsidiary Big River Steel and an unwavering focus on safety, the company’s customer-centric Best for AllSM strategy is advancing a more secure, sustainable future for U. S. Steel and its stakeholders. With a renewed emphasis on innovation, U. S. Steel serves the automotive, construction, appliance, energy, containers, and packaging industries with high value-added steel products such as U. S. Steel’s proprietary XG3™ advanced high-strength steel. The company also maintains competitively advantaged iron ore production and has an annual raw steelmaking capability of 26.2 million net tons. U. S. Steel is headquartered in Pittsburgh, Pennsylvania, with world-class operations across the United States and in Central Europe. For more information, please visit www.ussteel.com.